Exhibit F-2




                                         February 25, 1997


          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C.  20549

                         Re:GPU, Inc.
                         Declaration on Form U-1
                         SEC File No. 70-8983

          Ladies and Gentlemen:

                    We have examined the Declaration on Form U-1, dated January 13, 1997, under the Public Utility Holding Company Act of 1935 (the "Act"), filed by GPU, Inc. ("GPU"), a Pennsylvania corporation, with the Securities and Exchange Commission ("Commission"), and docketed by the Commission in SEC File No. 70-8983, as to be amended by Amendment No. 1 thereto, dated this date, of which this opinion is to be a part. (The Declaration, as so amended and as thus to be amended, is hereinafter referred to as the "Declaration").

                    The Declaration contemplates, among other things, (i) the issuance by GPU of up to 200,000 shares of common stock, $2.50 par value per share (the "Shares"), pursuant to a new deferred unit stock plan for outside directors (the "Plan") and
          (ii) solicitation of proxies for use at GPU's 1997 Annual Meeting of Stockholders with respect to the approval of the Plan.

                    We have been Pennsylvania counsel to GPU for many years. In that capacity and as counsel to GPU s subsidiary, Pennsylvania Electric Company ("Penelec"), we have participated in or reviewed various proceedings relating to GPU and Penelec, and we are familiar with the terms of the outstanding securities of GPU and Penelec.

                    Based upon and subject to the foregoing, and assuming that the transactions therein proposed are carried out in accordance with the Declaration, we are of the opinion, insofar as matters of Pennsylvania law are concerned, that when the commission shall have entered an order forthwith permitting the Declaration to become effective,

                    (a) all Pennsylvania laws applicable to the proposed transactions will have been complied with;

                    (b)  GPU is validly organized and existing;

                    (c) the Shares issued under the Plan will be validly issued, fully paid and non-assessable, and, upon




          Securities and Exchange Commission
          February 25, 1997
          Page 2




                    the lapse of any restriction with respect to such Shares imposed by the Plan, the holders of such Shares will be entitled to the rights and privileges appertaining thereto as set forth in GPU's Articles of Incorporation, as amended; and

                    (d) the consummation of the transactions proposed in the Declaration will not violate the legal rights of the holders of any securities issued by GPU or Penelec or any subsidiary of Penelec.

                    We hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.

                                       Very truly yours,


                                       Ballard Spahr Andrews & Ingersoll
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